EXHIBIT 4.07


                                                                  EXECUTION COPY


                                 INTERLAND, INC.


                                December 31, 2002



Mr. Bryan Heitman
6338 N. Camden Avenue, Apt. 1
Kansas City, MO 64151

Mr. Gabriel Murphy
905 Saints Court
Marietta, GA 30068

         Re:  Amendment No. 3 to Stock Rights Agreement

Gentlemen:

     I am writing to confirm our agreement amending the Stock Rights Agreement by and among Interland, Inc., Bryan Heitman and Gabriel Murphy dated as of February 8, 2002, as amended March 28, 2002, and as further amended July 11, 2002 (the "Stock Rights Agreement"). Our agreement is to amend Section 3(d) of the Stock Rights Agreement as follows:

     1. The parties have agreed to eliminate the contractual lock-up period set forth in the Stock Rights Agreement. Accordingly, Section 3 of the Stock Rights Agreement is deleted in its entirety and the following is substituted in lieu thereof, effective immediately:

          3. Use of Proceeds. Mr. Murphy covenants and agrees to use 50% of the proceeds (net of reasonable provisions for federal, state and local taxes and of brokers' fees) of the sale of his Registrable Securities to reduce his obligations under the Promissory Notes (described in Section 3(c)), except that no payment shall be made in respect of the 468,750 shares sold by Mr. Murphy to Interland as of July 11, 2002.

     2. In addition, other references to "Section 3" contained elsewhere in the Stock Rights Agreement shall be deemed to be deleted in their entirety.

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                               December 31, 2002
                                                                          Page 2



     3. For purposes of "notice" under the Stock Rights Agreement, the address of Gabriel Murphy set forth above shall be used.

     4. Interland, Inc. shall continue to use its best efforts to cause the Registration Statement to be declared effective by the SEC. It is understood and agreed that the remedies heretofore provided to Mr. Heitman and Mr. Murphy shall not in any way reduce or impair Interland's obligation to continue to diligently pursue effective registration of the shares of Common Stock held by Mr. Heitman and Mr. Murphy.

     5. Except as expressly amended hereby, the Stock Rights Agreement and all of its provisions shall remain in full force and effect. The Stock Rights Agreement (together with this Amendment No. 3) contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof.

     6. This Amendment No. 3 is effective on and as of the date first above written (the date upon which the parties reached agreement), even though the individual parties may have signed this Agreement No. 3 after such date when their agreement was documented.

     7. Pursuant to the Merger Agreement, two restrictive legends were placed on shares of Common Stock.

          Form One: "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any other jurisdiction, in reliance upon exemptions from the registration requirements of such laws. The shares represented by this certificate may not be sold or otherwise transferred, nor will an assignee or endorsee hereof be recognized as an owner of the shares by the issuer unless (i) a registration statement under the Securities Act of 1933 and other applicable securities laws with respect to the shares and the transfer shall then be in effect, or (ii) permitted by the Stock Rights Agreement (as identified in Sections 7.2(e) and 7.3(e)), and in the opinion of counsel reasonably satisfactory to the issuer, the shares are transferred in a transaction which is exempt from the registration requirements of such laws."

          Form Two: "The shares represented by this certificate are subject to a Stock Rights Agreement dated February 2002, which restricts the transfer of the shares. A copy of such Agreement may be inspected at the principal office of Interland, Inc, 303 Peachtree Center Avenue, Suite 500, Atlanta, GA 30303.

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                               December 31, 2002
                                                                          Page 3



     Interland. Inc. shall (i) immediately instruct its transfer agent to remove Form Two of the restrictive legends from such shares of Common Stock, and (ii) upon the SEC declaring the Registration Statement on Form S-3 (as covering the Common Stock) to be effective, immediately instruct its transfer agent to remove Form One of such restrictive legends and undertake any other action necessary to effectuate the removal or insertion of such restrictive legends.

     The parties hereto agree that Sections 4.1(h) and 4.1(i) of the Merger Agreement shall be deemed to be amended to the extent necessary to conform to this Section 7.



                   [Balance of page intentionally left blank]

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                               December 31, 2002
                                                                          Page 4



     If this accurately sets forth our agreement, please execute a copy of this letter and return it to me by facsimile (1 copy) and overnight courier (3 copies), I will then send each of you a signed original.

                                  Very truly yours,

                                  INTERLAND, INC.



                                  By:      /s/ Sid Ferrales
                                           -------------------------------------
                                  Name:    Sid Ferrales
                                           -------------------------------------
                                  Title:   SVP HR
                                           -------------------------------------




Read and Agreed to as of December 31, 2002:

/s/ Bryan Heitman
--------------------------------
Bryan Heitman

/s/ Gabriel Murphy
--------------------------------
Gabriel Murphy


cc:  P. Mitchell Wooley, Esq.
     T. Clark Fitzgerald, III, Esq.


          [Signature Page to Amendment No. 3 to Stock Rights Agreement]




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